                                                              FILE NO. 811-_____

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM N-8A

                          NOTIFICATION OF REGISTRATION
                         FILED PURSUANT TO SECTION 8(a)
                      OF THE INVESTMENT COMPANY ACT OF 1940

     The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name: Calamos Global Diversified Income and Opportunities Fund

Address of Principal Office (No. & Street, City, State, Zip Code):

                               2020 Calamos Court
                           Naperville, Illinois 60563

Telephone Number (including area code): (630) 245-7200

Name and address of agent for service of process:

                              James S. Hamman, Esq.
                  Executive Vice President and General Counsel
                              Calamos Advisors LLC
                               2020 Calamos Court
                           Naperville, Illinois 60563

Check Appropriate Box:

     Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

                                YES [X]   NO [ ]

     Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in the City of Naperville and the State of Illinois on the 11th day of April, 2007.

Attest:                                 Calamos Global Diversified Income and
                                        Opportunities Fund


/s/ James S. Hamman, Jr.                /s/ John P. Calamos
-------------------------------------   ----------------------------------------
James S. Hamman, Jr. Esq.               John P. Calamos
Executive Vice President & General      Trustee
Counsel                                 Calamos Global Diversified Income and
Calamos Advisors LLC                    Opportunities Fund
2020 Calamos Court
Naperville, IL 60563